Exhibit 99.2

MAGNUS INTERNATIONAL RESOURCES ENTERS INTO JOINT VENTURE AGREEMENT IN UGANDA

Vancouver, British Columbia – August 31, 2007 – Magnus International Resources Inc. ("Magnus" or the "Company") (NASD OTC-BB: ‘MGNU') is pleased to announce that it has entered into a joint venture agreement on the Mashonga Property in Uganda through its wholly owned subsidiary, African Mineral Fields Inc.  The agreement is with a consortium of Ugandan businessmen who are active in the mineral resource sector of Uganda.

Under the joint venture agreement, Magnus has the right to earn a 60% interest in the Mashonga Property by making aggregate cash payments of US$650,000 to its joint venture partners, making US$4 million in property exploration expenditures and completing a pre-feasibility study on the property by August 30, 2012.  Magnus’ joint venture partners have the right to accept common shares of Magnus in lieu of the cash payments.  Once Magnus has earned its 60% interest in the Property, the parties will form a new joint venture company to further explore and develop the Property.

“The Mashonga joint venture agreement allows Magnus to expand its interests in Uganda by partnering with experienced East African explorers,” said Graham Taylor, Magnus’ President and CEO.  “The Mashonga property has synergies with the Mitoma project and can draw on the technical capabilities of the exploration teams already active in the area.”

The Mashonga property is located in the Buhweju region of south-western Uganda and is contiguous with Magnus’ Mitoma property. The majority of gold produced in Uganda has been from alluvial deposits around the Buhweju plateau, recovered by artisanal miners. Gold was first reported in this area in 1933.

About Magnus International Resources Inc.
Magnus International Resources Inc. (OTCBB: MGNU) (www.magnusresources.com) specializes in identifying, acquiring and developing precious and base metal properties. Magnus' objective is to develop a balanced global portfolio of early-to-advanced stage projects. Through its wholly-owned subsidiary, African Mineral Fields Inc. (www.africanmf.com), Magnus has five Ugandan gold projects. The Company has a 100% interest in two of the projects, is earning a 100% interest in two other properties and is earning a 60% interest in a fifth property. Magnus retains a 90% interest in a Sino-foreign joint venture gold exploration project at Huidong in China.

For further information please refer to the Company's filings with the SEC on EDGAR or refer to Magnus' website at www.magnusresources.com and African Mineral Fields' website at www.africanmineralfields.com.

If you would like to receive regular updates on Magnus please send your email request to info@magnusresources.com.

FOR FURTHER INFORMATION PLEASE CONTACT:

Magnus International Resources Inc.
Investor Relations
1-888-888-1494
info@magnusresources.com
www.magnusresources.com

FORWARD LOOKING STATEMENTS  This news release may include "forward-looking statements" regarding Magnus International Resources Inc., and its subsidiaries, business and project plans. Such forward looking statements are within the meaning of Section 27A of the Securities Act of 1933, as amended, and section 21E of the United States Securities and Exchange Act of 1934, as amended, and are intended to be covered by the safe harbor created by such sections. Where Magnus expresses or implies an expectation or belief as to future events or results, such expectation or belief is believed to have a reasonable basis. However, forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by such forward-looking statements. Such risks include, but are not limited to price volatility of gold and other metals; currency fluctuations; political, operational, and governmental approval and regulation risks in China and certain African countries. For a more detailed discussion of such risks and other factors, please see "Risk Factors" in our Form 10K for our most recently completed fiscal year, on file with the SEC at www.sec.gov. This document also contains information about adjacent properties on which Magnus has no rights to explore or mine. Investors are cautioned that mineral deposits on adjacent properties are not necessarily indicative of mineral deposits on Magnus' properties.